SUB-ITEM 77C







Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of ClearBridge Energy MLP Fund Inc.
was held on
March 20, 2015, for the purpose of considering and voting upon the election of Directors.
The following table provides information concerning the matter voted upon at the meeting:


Election of directors


Nominees
Common Shares
and Preferred
Shares
(together,
as a single
class)
Votes For
Common Shares
and Preferred
Shares
(together,
as a single
class)
VotesWithheld
Preferred
Shares
Votes For
 Preferred
Shares
VotesWithheld
Robert D. Agdern
62,955,095
678,105
0
0
Leslie H. Gelb
62,856,360
776,840
0
0
William R.
Hutchinson
62,951,903
681,297 0 0
0
0
Kenneth D. Fuller
0
0
380
0

At May 31, 2015, in addition to Robert D. Agdern, Leslie H. Gelb,
Kenneth D. Fuller and William R. Hutchinson, the other Directors of the Fund were as follows:

Carol L. Colman
Daniel P. Cronin
Paolo M. Cucchi
Eileen A. Kamerick
Riordan Roett